Exhibit 8.1

Subsidiaries	Jurisdiction	Ownership Interest
3GUU Holdings Limited	BVI	100%
3GUU Mobile Entertainment Co. Limited	Hong Kong	100%
3GUU Mobile Entertainment Industrial Co., Ltd.	BVI	100%
Beauty Wave Limited	BVI	100%
Beijing Dongganlefeng Information Technology Co., Ltd.	PRC	100%
Beijing Longyuebaifu Information Technology Co., Ltd.	PRC	100%
China Mobile Games and Entertainment Group (HK) Limited	Hong Kong	100%
China Perfect Investments Limited	Hong Kong	100%
China Wave Group Limited	BVI	100%
CMGE International Limited	BVI	100%
CMGE Investment Limited	Hong Kong	100%
C&V Limited	BVI	51%
C&V Hong Kong Limited	Hong Kong	51%
Guangzhou Huifenghechang Mobile Technology Co., Ltd.	PRC	100%
Guangzhou Yitongtianxia Software Development Co., Ltd.	PRC	100%
Huiqu Wuxian Digital (Shenzhen) Co., Ltd.	PRC	100%
Huiyou Digital (Shenzhen) Ltd.	PRC	100%
HYD Holding Limited	BVI	100%
Kechuang Qudong (Shenzhen) Co. Ltd.	PRC	100%
Majesty Enterprises Limited	Hong Kong	100%
OWX (Beijing) Technology Co., Ltd.	PRC	100%
OWX Development Limited	BVI	100%
OWX Group Limited	BVI	100%
OWX Hong Kong Limited	Hong Kong	100%
Parkinson Enterprises Limited	Hong Kong	100%
Shanghai Lanfeng Technology Co., Ltd.	PRC	100%
Shanghai Suiyue Technology Co., Ltd.	PRC	100%
Shenzhen Douqu Software Co., Ltd	PRC	80%
Shenzhen Leyuansuiyu Technology Development Co., Ltd.	PRC	60%
Shenzhen Qilewuxian Software Development Co., Ltd.	PRC	100%
Shenzhen Yikechuanghui Technology Co., Ltd.	PRC	100%
Shenzhen Zhongtuokechuang Technology Co., Ltd.	PRC	100%
Uni-Force Development Limited	Hong Kong	100%
Vogins Technology Co. Limited	BVI	91%
Weili Development Limited	Hong Kong	100%
Vogins Technology (Shanghai) Co. Ltd.	PRC	100%

Variable Interest Entities and their Subsidiaries Consolidated in our Financial Statements	Jurisdiction
Guangzhou Yingzheng Information Technology Co., Ltd.	PRC
Shenzhen Lanyue Internet Technology Co., Ltd.	PRC
Beijing Wuyao Technology Co., Ltd.	PRC	51%
Chengdu Zhuoxing Technology Co., Ltd.	PRC	100%